UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 11, 2022

V.F. Corporation

(Exact name of registrant as specified in charter)

Pennsylvania	001-05256	23-1180120
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1551 Wewatta Street

Denver, Colorado 80202

(Address of principal executive offices)

(720) 778-4000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on which Registered
Common Stock, without par value, stated capital $.25 per share	VFC	New York Stock Exchange
0.625% Senior Notes due 2023	VFC23	New York Stock Exchange
0.250% Senior Notes due 2028	VFC28	New York Stock Exchange
0.625% Senior Notes due 2032	VFC32	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On August 11, 2022, V.F. Corporation (the “Company”) entered into a delayed draw Term Loan Agreement (the “DDTL Agreement”) with the lenders named therein (the “Lenders”), JPMorgan Chase Bank, N.A., as Administrative Agent (“Agent”), Wells Fargo Securities, LLC, JPMorgan Chase Bank, N.A, PNC Bank National Association, TD Securities (USA) LLC, Truist Securities, Inc. and U.S. Bank National Association, as Joint Lead Arrangers and Joint Bookrunners, Wells Fargo Bank, National Association, as Syndication Agent, and PNC Bank National Association, TD Bank, N.A., Truist Bank and U.S. Bank National Association, as Documentation Agents.

Under the DDTL Agreement, the Lenders have agreed to provide up to three separate delayed draw term loans (each, a “Delayed Draw”) to the Company in an aggregate principal amount of up to $1.0 billion (which may be increased to $1.1 billion subject to the terms and conditions of the DDTL Agreement). The DDTL Agreement has a stated termination date of the earlier of December 30, 2024 and the two year anniversary of the latest Delayed Draw under the DDTL Agreement.

Subject to the terms and conditions of the DDTL Agreement, the Company may request extensions of the stated termination date. Any commitments of the Lenders to provide Delayed Draws (“DDTL Commitments”) that remain undrawn will automatically terminate on December 30, 2022 (the “DDTL Commitment Termination Date”). Interest on the borrowings under the DDTL Agreement will be at the applicable base rate or at Term SOFR, plus a credit spread adjustment, plus a margin. The margin ranges from 0.70% to 0.875% per annum based on the Company’s credit ratings. A ticking fee of 0.07% per annum on the undrawn DDTL Commitments accrues during the period from and including the date that is 91 days after August 11, 2022 to but excluding the DDTL Commitment Termination Date. The Company is permitted at any time to terminate unused DDTL Commitments and to prepay outstanding Delayed Draws without premium or penalty.

Borrowings under the DDTL Agreement may be used by the Company for general working capital needs and other lawful corporate purposes, including tax payments, capital expenditures and other transactions. The terms of the DDTL Agreement include representations and warranties, affirmative and negative covenants (including certain financial covenants) and events of default that are customary for credit facilities of this nature. Upon the occurrence, and during the continuance, of an event of default, including but not limited to nonpayment of principal when due, failure to perform or observe certain terms, covenants or agreements under the DDTL Agreement, and certain defaults on other indebtedness, the Agent may terminate the obligation of the Lenders under the DDTL Agreement to make additional Delayed Draws and declare any outstanding obligations under the DDTL Agreement immediately due and payable. In addition, in the event of an actual or deemed entry of an order for relief with respect to the Company or any significant subsidiary of the Company under applicable bankruptcy laws, the obligation of each Lender to make additional Delayed Draws shall automatically terminate and any outstanding obligations under the DDTL Agreement shall immediately become due and payable.

Some of the Lenders under the DDTL Agreement, or their affiliates, have in the past or may in the future provide certain commercial and investment banking, cash management, foreign exchange, derivative, financial advisory and/or other services in the ordinary course of business for the Company and its subsidiaries, for which they received or will receive customary fees and commissions. The foregoing description of the DDTL Agreement does not purport to be a complete statement of the parties’ rights and obligations under the DDTL Agreement and the transactions contemplated by the DDTL Agreement. The foregoing description of the DDTL Agreement is qualified in its entirety by reference to the DDTL Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-balance Sheet Arrangement

The information set forth under Item 1.01 of this Current Report on Form 8-K related to the DDTL Agreement is incorporated by reference in this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Term Loan Agreement by and among V.F. Corporation, as borrower, the lenders named therein, JPMorgan Chase Bank, N.A., as Administrative Agent, Wells Fargo Securities, LLC, JPMorgan Chase Bank, N.A, PNC Bank National Association, TD Securities (USA) LLC, Truist Securities, Inc. and U.S. Bank National Association, as Joint Lead Arrangers and Joint Bookrunners, Wells Fargo Bank, National Association, as Syndication Agent, and PNC Bank National Association, TD Bank, N.A., Truist Bank and U.S. Bank National Association, as Documentation Agents, dated August 11, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

V.F. CORPORATION (Registrant)
Date: August 11, 2022	By:	/s/ Jennifer S. Sim
		Name:	Jennifer S. Sim
		Title:	Executive Vice President, General Counsel & Secretary